EXHIBIT 99.3


    [SBC LOGO]                     [CCPR LOGO]                  [TELMEX LOGO]


FOR MORE INFORMATION

SBC Communications                    CCPR                           Telmex
Larry Solomon                 Stanton N. Williams             Concepcion Rivera
Tel: 210-351-3990             or Richard J. Lubasch           Tel: 525-222-5642
Fax: 210-351-2903             Tel: 212-906-8440
Internet:                     Fax: 212-906-8497
  solomonl@corp.sbc.com


                    SBC COMMUNICATIONS AND TELMEX TO ACQUIRE
                     CELLULAR COMMUNICATIONS OF PUERTO RICO


     SAN ANTONIO, Texas, and NEW YORK (May 3, 1999) - SBC Communications Inc. (NYSE:SBC) and Telefonos de Mexico S.A. de C.V. (Telmex) (NYSE:TMX) today announced that they have agreed to acquire Cellular Communications of Puerto Rico, Inc. (NASDAQ:CLRP) in a transaction valued at $814 million, or $29.50 per outstanding share.

     Operating under the Cellular One brand name, Cellular Communications of Puerto Rico (CCPR) with more than 330,000 customers is the largest wireless provider serving Puerto Rico and the U.S. Virgin Islands, an area with a total population of nearly 4 million.

     In addition to wireless telephony, CCPR offers paging and long-distance service in Puerto Rico. Also, the company is constructing the infrastructure and seeking regulatory approvals to provide wireline telephone service to business customers in downtown San Juan.

     "With this agreement, we are adding an outstanding provider to SBC's wireless network," said Edward E. Whitacre, Jr., chairman and chief executive officer of SBC Communications. "The transaction also positions us with a skilled local management team to enter the San Juan market as a competitive local exchange carrier for landline customers."

     The company will continue offering service under the Cellular One name. The only change current Cellular One customers should expect is the availability of new products and services, Whitacre said.


                                    - more -

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SBC/TELMEX ACQUISITION/ADD ONE

     "With relatively low market penetration rates in CCPR's area, we believe there is pent-up demand for the safety and convenience benefits of wireless service," said Jaime Chico Pardo, president and chief executive officer of Telmex.

     Under the terms of the transaction, SBC and Telmex through a joint venture will pay approximately $464 million in cash and will assume $350 million in long-term debt. The transaction will be accounted for as a purchase. The companies aim to complete the merger by late third quarter, pending a vote by CCPR shareholders and regulatory approvals.

     "With the rapid consolidation of the wireless industry, CCPR can best serve its customers and shareholders by joining SBC and Telmex. After considering with our advisors a number of strategic options, the Board of Directors and management enthusiastically support this deal and believe it is the one that offers the greatest benefit to our shareholders," said CCPR Chairman George S. Blumenthal. CCPR was advised on this transaction by Donaldson, Lufkin & Jenrette.

     Both SBC and Telmex have extensive wireless experience, with the two companies currently serving 7.2 million and 2.5 million wireless customers, respectively.

     SBC wireless companies - Southwestern Bell Wireless, Pacific Bell Wireless, Nevada Bell Wireless, SNET Wireless, as well as Cellular One in Chicago and Central Illinois, Massachusetts, Rhode Island, Upstate New York and Washington/Baltimore - provide analog and digital wireless service. In addition, SBC has pending mergers with Ameritech Corporation - currently serving 3.7 million wireless customers in Illinois, Michigan, Ohio, Indiana, Missouri, Wisconsin and Hawaii - and Comcast Cellular Corporation, which serves 850,000 customers in the Philadelphia area, New Jersey and Delaware.

     Once the Comcast and Ameritech mergers are complete, SBC will offer wireless service in nine of the top 10 U.S. markets.

     Telcel, Telmex's wireless subsidiary, has a nationwide footprint in Mexico and currently provides cellular service to more than 2.5 million customers. The company has a market share of approximately 64 percent.

                                    - more -

SBC/TELMEX ACQUISITION/ADD TWO


     "We look forward to serving wireless customers in Puerto Rico and the Virgin Islands, and working with the outstanding CCPR employees," Whitacre said.

SBC COMMUNICATIONS INC. (www.sbc.com) is a global leader in the telecommunications industry, with more than 37.7 million access lines and 7.2 million wireless customers across the United States, as well as investments in telecommunications businesses in 11 countries. Under the Southwestern Bell, Pacific Bell, SNET, Nevada Bell and Cellular One brands, SBC, through its subsidiaries, offers a wide range of innovative services. SBC offers local and long-distance telephone service, wireless communications, data communications, paging, Internet access, and messaging, as well as telecommunications equipment, and directory advertising and publishing. SBC has more than 130,000 employees and its annual revenues rank it in the top 50 among Fortune 500 companies.

TELEFONOS DE MEXICO (www.telmex.com.mx), its subsidiaries and associated companies, (TELMEX) provides the widest range of telecommunications services both domestically and internationally and has the most extensive coverage of any telecommunications company in Mexico. Currently, Telmex serves more than 10 million access lines and 2.5 million cellular customers throughout Mexico.

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